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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kodiak Oil & Gas Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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KODIAK OIL & GAS CORP.
1625 Broadway, Suite 250, Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, JUNE 19, 2014

To all Shareholders of Kodiak Oil & Gas Corp.:

        NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Kodiak Oil & Gas Corp. (the "Company") will be held at the Sheraton Downtown Denver Hotel, Governors Square 17, 1550 Court Place, Denver, Colorado 80202, on Thursday, June 19, 2014, beginning at 9:00 a.m. MDT, for the following purposes:

  1.
  to elect the nominees to the Company's Board to serve until the Company's 2015 Annual Meeting of Shareholders or until successors are duly elected and qualified;

  2.
  to conduct an advisory vote on executive compensation;

  3.
  to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  4.
  to conduct any other business that may properly come before the Annual Meeting.

        The Board has fixed Tuesday, April 29, 2014 as the record date for the 2014 Annual Meeting. Only shareholders of the Company of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of registered shareholders as of April 29, 2014 will be available at the Annual Meeting for inspection by any shareholder.

        Shareholders will need to register at the Annual Meeting to attend. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the Annual Meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of the Company's stock as of April 29, 2014. Please bring that documentation to the Annual Meeting to register. If you are a non-registered/beneficial holder, and you plan to attend and vote your shares in person, then you must obtain a proxy issued in your name from your broker, bank or other nominee in order to vote at the meeting.

IMPORTANT

        If you are a registered holder, whether or not you expect to attend the Annual Meeting, please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. If you are a non-registered/beneficial holder, whether or not you expect to attend the Annual Meeting, please vote in accordance with the instructions on your voting instruction form, which may allow voting by telephone or via the Internet. Should you decide to attend, you may revoke your proxy in accordance with the revocation procedures discussed in the Proxy Statement and vote your shares in person.

By Order of the Board of Directors,
/s/ JAMES P. HENDERSON James P. Henderson, Secretary Denver, Colorado May 9, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 19, 2014
The Company's Proxy Statement and Annual Report on Form 10-K, as amended, for the year ended
December 31, 2013 are available at http://www.kodiakog.com

May 9, 2014

Dear Shareholder:

        I am pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Kodiak Oil & Gas Corp. (the "Company"), which will be held on Thursday, June 19, 2014, at 9:00 a.m. MDT, in Denver, Colorado. We will meet at the Sheraton Downtown Denver Hotel, Governors Square 17, 1550 Court Place, Denver, Colorado 80202.

        The matters to be acted upon are described in the accompanying Notice of Annual General Meeting and Proxy Statement. At the meeting, we will also report on the Company's operations and respond to any questions you may have.

        Whether or not you are personally able to attend the Annual Meeting, please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. Submitting your vote by such means in advance of the Annual Meeting will not limit your right to attend and vote in person. Your vote is very important.

Very truly yours,
/s/ LYNN A. PETERSON Lynn A. Peterson President and Chief Executive Officer

KODIAK OIL & GAS CORP.
PROXY STATEMENT

i

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KODIAK OIL & GAS CORP.
1625 BROADWAY, SUITE 250, DENVER, COLORADO 80202

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2014

        Unless the context requires otherwise, references in this statement to "we," "us," or "our" refer to Kodiak Oil & Gas Corp.

        The Annual Meeting ("Annual Meeting") of Shareholders of Kodiak Oil & Gas Corp. (the "Company") will be held on Thursday, June 19, 2014 at the Sheraton Downtown Denver Hotel, Governors Square 17, 1550 Court Place, Denver, Colorado 80202, beginning at 9:00 a.m. MDT. We are providing this Proxy Statement, proxy materials and form of proxy in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies for this Annual Meeting. On or about May 9, 2014, we anticipate that we will begin distributing to each shareholder entitled to vote at the meeting either (1) a Notice of Internet Availability of Proxy Materials or (2) this Proxy Statement, proxy materials and the form of proxy.

        We are furnishing proxy materials to our shareholders primarily via a Notice of Internet Availability of Proxy Materials instead of mailing printed copies of these materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. The Notice of Internet Availability of Proxy Materials contains instructions about how to access our proxy materials and vote online, by telephone or by mail. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials and this Proxy Statement.

        You are invited to attend the Annual Meeting at the above stated time and location. If you plan to attend and your shares are held in "street name"—in an account with a bank, broker, or other nominee—you must obtain a proxy issued in your name from such broker, bank or other nominee.

        You can vote your shares by internet, telephone or mail, or, if you are a non-registered/beneficial holder, by following the instructions set forth in the voting instruction form provided by your broker-dealer or other nominee. If you execute a proxy card or voting instruction form without any indication of how shares should be voted, then your shares will be voted FOR the election of directors, FOR the approval of the advisory resolution on executive compensation and FOR the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        Our corporate by-laws define a quorum as two persons present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company entitled to vote at the Annual Meeting. Our by-laws do not allow cumulative voting for directors. The nominees who receive the most votes will be elected. A simple majority of the votes cast is required to approve the advisory resolution on executive compensation and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

QUESTIONS AND ANSWERS ABOUT THE MEETING, PROXY MATERIALS AND VOTING

Why am I receiving this Proxy Statement?

        The Company is providing this Proxy Statement to shareholders who are shareholders of record at the close of business on April 29, 2014 and are entitled to vote at the Annual Meeting. This Proxy Statement describes issues on which the Company would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision. You do not need to attend the Annual Meeting to vote your shares.

        When you vote by internet, telephone or mail, you appoint the proxy holders nominated by management, Lynn A. Peterson, President and Chief Executive Officer (or "CEO") of the Company and Chairman of the Board, and James P. Henderson, Secretary, Treasurer and Chief Financial Officer (or "CFO"), your representatives at the Annual Meeting. A shareholder has the right to appoint a person other than the nominees of management named in the instrument of proxy to represent the shareholder at the meeting. To exercise this right, a shareholder must insert the name of its nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of the Company. As your representative(s), your proxy holder(s) will vote your shares at the Annual Meeting (or any adjournments or postponements) as you have instructed them on your proxy card. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly.

        If an issue arises for voting at the Annual Meeting (or any adjournments or postponements) that is not described in this Proxy Statement, your representatives will vote your shares, under your proxy, at their discretion, subject to any limitations imposed by law.

Why does my name not appear as a shareholder of record?

        Many, if not most, investors own their investment shares through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers, and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our records as a shareholder, even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process.

        If your shares are held in an account with a brokerage firm, bank, dealer, or other similar organization, then you are the non-registered/beneficial owner of shares held in a "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account by following the instructions on the voting instruction form. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker, bank, or other nominee.

Who is making this solicitation and who will pay the related costs?

        This solicitation is made on behalf of the management of the Company. No director has given management notice that he intends to oppose any action intended to be taken by management at the Annual Meeting. The Company will bear the cost of soliciting proxies. In an effort to have as large a representation at the Annual Meeting as possible, the Company's directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries. Upon request, the Company will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of the Company's common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

 When is the record date?

        The Board has fixed Tuesday, April 29, 2014, as the record date for the Annual Meeting. Only holders of the Company's stock as of the close of business on that date will be entitled to vote at the Annual Meeting.

How many shares are outstanding and how many votes can be cast by all shareholders?

        A total of 266,517,464 shares were outstanding as of April 29, 2014. Votes may be cast on each matter presented, consisting of one vote for each share of the Company's common stock outstanding as of the record date.

On what am I voting?

        You are being asked to vote on the following:

  •
  the election of five directors for terms expiring in 2015;

  •
  an advisory vote on executive compensation;

  •
  the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  •
  any other business that may properly come before the Annual Meeting.

        Each share of common stock is entitled to one vote. No cumulative rights are authorized, and dissenters' rights are not applicable to any of the matters being voted upon.

        The Board recommends a vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation and FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

How do I vote?

        If you are a registered holder, you may vote your shares by internet at www.investorvote.com, by calling 1-866-732-8683, by mail or by attending the Annual Meeting in person and voting. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card or Notice of Internet Availability of Proxy Materials. To vote by mail, you should promptly complete, sign and return your proxy card, or if you have received a Notice of Internet Availability of Proxy Materials, request a proxy card by internet at www.investorvote.com, calling 1-866-962-0498 or emailing service@computershare.com. Joint owners must each sign the proxy card. If you are a non-registered/beneficial holder, you will receive a voting instruction form from a broker-dealer or other nominee that you will use to instruct such persons how to vote your shares. If you receive a voting instruction form, you may vote those shares by mail, telephonically by calling the telephone number shown on the voting form or via the Internet at the web site shown on the voting instruction form. If you are a non-registered/beneficial holder, you are not considered to be a shareholder of record, and you will not be permitted to vote your shares in person at the Annual Meeting unless you have obtained a proxy for those shares from the person who holds your shares of record. Should you require additional information regarding the Annual Meeting, please contact James P. Henderson at (303) 592-8075.

Can shareholders vote in person at the Annual Meeting?

        If you prefer, you may vote at the Annual Meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, or the shares are registered in someone else's name, you must request a legal proxy from your stockbroker or the registered owner to vote at the Annual Meeting.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it likely means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I share an address with another shareholder and we received only one copy of the proxy materials?

        We have adopted a procedure that permits us and brokerage firms to send one envelope with individual copies of our Notice of Internet Availability of Proxy Materials or proxy materials to multiple shareholders who share the same address, unless we receive contrary instructions from a shareholder.

        In the event that a shareholder wishes to receive a separate copy of the Company's 2013 Annual Report, or any of this year's or future proxy materials or annual reports, the shareholder may request separate copies by internet at www.investorvote.com, by calling 1-866-962-0498 or by sending an email to service@computershare.com with "Proxy Materials Kodiak Oil & Gas Corp." in the subject line. Shareholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents in the same manner. Shareholders holding shares through a broker can request a single copy by contacting the broker. Please note that each shareholder should receive a separate proxy card or Notice of Internet Availability of Proxy Materials, as applicable, to vote the shares they own.

May I revoke my proxy?

        You may revoke your proxy and change your vote at any time up until the commencement of the Annual Meeting. You may do so by:

  •
  submitting another proxy via internet or telephone with a later date;

  •
  signing another proxy with a later date and delivering it to Computershare Investor Services, Inc., 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 (according to the instructions on the proxy), not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Annual Meeting;

  •
  voting in person at the Annual Meeting;

  •
  signing and dating a written notice of revocation and delivering it to the head office of the Company, 1625 Broadway, Suite 250, Denver, Colorado, 80202, at any time up to and including the last business day preceding the day of the Annual Meeting or to the Chairman of the Annual Meeting on the day of the Annual Meeting; or

  •
  in any other manner provided by law.

How many votes do you need to hold the Annual Meeting?

        To conduct the Annual Meeting, the Company must have a quorum, which means that two persons must be present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company entitled to vote at the Annual Meeting.

 How are abstentions and broker non-votes counted?

        Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome of the vote of any proposal contained in this year's Proxy Statement. "Broker non-votes," which are shares held in "street name" by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will be counted for purposes of establishing a quorum. If a quorum is present, broker non-votes will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

        A nominee is entitled to vote shares held for a beneficial owner on "routine" matters, such as the ratification of the selection of Ernst & Young LLP as our independent auditors, without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, a nominee is not entitled to vote shares held for a beneficial owner on certain "non-routine" matters. The election of our directors and the advisory vote on executive compensation are treated as non-routine matters.

        If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting. If you do not instruct your bank, broker, or other nominee how to vote in the election of directors and the advisory vote on executive compensation, then no votes will be cast on your behalf.

How many votes are needed to elect directors?

        The nominees for election as directors at the 2014 Annual Meeting will be elected by a majority of the votes cast at the Annual Meeting. A properly executed proxy card or voting instruction form marked "Withheld" with respect to the election of directors will not be voted and will not count for or against any of the nominees.

How many votes are needed to approve the advisory vote on executive compensation?

        Approval of the 2013 compensation of our Named Executive Officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

        While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on executive compensation.

How many votes are needed to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm?

        The selection of Ernst & Young LLP as our independent registered public accounting firm will be ratified by a majority of the votes cast at the Annual Meeting.

Will my shares be voted if I do not vote by internet, telephone or sign and return my Proxy Card?

        If your shares are registered in your name, and you do not vote by internet, telephone or sign and return your proxy card, your shares will not be voted at the Annual Meeting. If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

 How are votes counted?

        Your shares will be voted as you indicate. If you simply submit your executed proxy card or voting instruction form with no further instructions, your shares will be voted:

  •
  FOR each director nominee for terms expiring in 2015;

  •
  FOR the advisory vote on executive compensation; and

  •
  FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        Voting results will be tabulated and certified by a representative of Computershare Investor Services, Inc., scrutineer of the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

        The Company will publish the final results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the "SEC") and on http://www.sedar.com within four business days after the date of our Annual Meeting.

How can I obtain a copy of the Proxy Statement and the 2013 Annual Report on Form 10-K, as amended ("Form 10-K")?

        The Company's Proxy Statement and 2013 Annual Report on Form 10-K, including financial statements, are available through the SEC's website at http://www.sec.gov, through the Company's website at http://www.kodiakog.com and through http://www.sedar.com.

        Any shareholder who owns common stock on the record date may promptly request, at no charge, a paper copy of the Company's 2013 Annual Report on Form 10-K, including the financial statements but not including exhibits, by internet at www.investorvote.com, by calling 1-866-962-0498 or by sending an email to service@computershare.com with "Proxy Materials Kodiak Oil & Gas Corp." in the subject line. Upon your request and for a reasonable fee, the Company will provide copies of the exhibits to the Company's 2013 Annual Report on Form 10-K. After the date of the Annual Meeting, shareholders may request copies of the Company's 2013 Annual Report or proxy materials by internet at www.kodiakog.com, by calling at 1-844-754-5336 or by sending an email to investor@kodiakog.com..

PROPOSAL ONE:
ELECTION OF DIRECTORS

What is the current composition of the Board?

        The Company's current bylaws require the Board to have at least three and no more than ten directors. The current Board is composed of five directors.

Is the Board divided into classes? How long is the term?

        No, the Board is not divided into classes. All directors serve one-year terms until their successors are elected and qualified at the next Annual Meeting.

Who is standing for election this year?

        The Nominating and Corporate Governance Committee has nominated the following five current Board members for election at the 2014 Annual Meeting, to hold office until the 2015 Annual Meeting:

  •
  Lynn A. Peterson

  •
  James E. Catlin

  •
  Rodney D. Knutson

  •
  Herrick K. Lidstone, Jr.

  •
  William J. Krysiak

        The following nominees qualify as independent under the applicable New York Stock Exchange standards, SEC rules and the Canadian National Instrument 52-110, Audit Committees ("NI 52-110"): Rodney D. Knutson, Herrick K. Lidstone, Jr. and William J. Krysiak. Additional information concerning the above nominees, including their ages, positions and offices held with the Company, and terms of office as directors, is set forth below under the heading "Information Concerning the Board of Directors and Executive Officers."

What if a nominee is unable or unwilling to serve?

        Should any one or more of the nominees become unable or unwilling to serve, which is not anticipated, the Board may designate substitute nominees, in which event only the following persons may vote: (1) registered shareholders present at the Annual Meeting and (2) proxyholders having a legal proxy and who are present at the Annual Meeting.

How are nominees elected?

        Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

May additional directors be appointed by the Board?

        Between annual meetings, the directors possess authority under Yukon law to appoint additional directors of up to one-third of the current number of Board members, or one additional director, subject to the overall limit of ten directors. The Board may also fill vacancies created during the year due to the death or resignation of a director.

The Board recommends a vote FOR each of the nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to our current directors and executive officers. The term for each director expires at our next annual meeting or at such time as his or her successor is appointed and qualified, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the shareholders or upon delivery or submission to the Company of the director's written resignation, unless the resignation specifies a later time of resignation. Each executive officer shall hold office until the earlier of the date his resignation becomes effective, the date his successor is appointed or he shall cease to be qualified for that office, or the date he is terminated by the Board. The ages of the directors and executive officers are shown as of December 31, 2013.

Name and Municipality of Residence	Position and Office Held	Director/Officer Since	Age
Executive Officers
Lynn A. Peterson—Denver, Colorado	Director, Chairman of the Board, President & CEO	November 2001	60
James P. Henderson—Denver, Colorado(1)	CFO, Secretary & Treasurer	April 2010	48
James E. Catlin—Denver, Colorado	Director, Executive V.P. of Business Development	February 2001	66
Russell A. Branting—Denver, Colorado	Executive V.P. of Operations	June 2011	51
Russ D. Cunningham—Denver, Colorado	Executive V.P. of Exploration	June 2011	59
Directors
Rodney D. Knutson(2)(3)(4)—Aspen, Colorado	Director	March 2001	72
Herrick K. Lidstone, Jr.(2)(3)(4)—Centennial, Colorado	Director	March 2006	64
William J. Krysiak(2)(3)(4)—Denver, Colorado	Director	September 2010	53

(1)
Mr. Henderson rejoined the Company in April 2010 after having formerly served as the Company's Chief Financial Officer from May 2007 to May 2008.

(2)
Member of the Compensation Committee of the Board.

(3)
Member of the Audit Committee of the Board.

(4)
Member of the Nominating and Corporate Governance Committee of the Board.

        The following is a brief description of the employment background of the Company's current directors/director nominees and executive officers:

        Lynn A. Peterson, co-founder of the Company, has served as a director of the Company since November 2001, President and Chief Executive Officer since July 2002 and Chairman of the Board since June 2011. Mr. Peterson has over 30 years of industry experience. Mr. Peterson was an owner of CP Resources, LLC, an independent oil and natural gas company from 1986 to 2001. Mr. Peterson served as Treasurer of Deca Energy from 1981 to 1986. Mr. Peterson was employed by Ernst and Whinney as a certified public accountant prior to this time. He received a Bachelor of Science in Accounting from the University of Northern Colorado in 1975. Mr. Peterson's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202. The determination was made that Mr. Peterson should serve on our Board of Directors due to his extensive executive level experience working with oil and natural gas companies. In addition, we believe that it is important that the Board of Directors have the benefit of management's perspective, and in particular, that of the Chief Executive Officer.

        James P. Henderson previously served as the Company's Chief Financial Officer from May 24, 2007 to May 10, 2008. He rejoined the Company as Chief Financial Officer on April 1, 2010 after two years as director of finance of Aspect Energy LLC, a Denver-based privately held energy company. Prior to May 2007, Mr. Henderson spent 17 years at Western Gas Resources and its successor, Anadarko Petroleum Corp., in its Denver office. During that time, he served as director, accounting services at Anadarko Petroleum Corp. and in various financial roles including director, financial planning and analysis at Western Gas Resources. Mr. Henderson holds a Bachelors degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis

University in Denver. Mr. Henderson's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202.

        James E. Catlin, co-founder of the Company, has served as a director of the Company since February 2001, Chairman of the Board from July 2002 until June 2011, Secretary from July 2002 to May 2008, Chief Operating Officer from June 2006 until June 2011 and Executive Vice President of Business Development since June 2011. Mr. Catlin has nearly 40 years of geologic experience, primarily in the Rocky Mountain Region. Mr. Catlin was an owner of CP Resources LLC, an independent oil and natural gas company from 1986 to 2001. Mr. Catlin was a founder and Vice-President of Deca Energy from 1980 to 1986 and worked as a district geologist for Petroleum Inc. and Fuelco prior to this time. He received a Bachelor of Arts and a Masters degree in Geology from the University of Northern Illinois in 1973. Mr. Catlin's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202. The determination was made that Mr. Catlin should serve on our Board of Directors due to his extensive training and experience with respect to geology and executive level experience working with oil and natural gas companies.

        Dr. Russell A. Branting previously served as the Company's Operations Manager from June of 2007 to May of 2009 and Vice-President of Operations from May of 2009 until June of 2011. Dr. Branting currently serves as Executive Vice-President of Operations and has served in that capacity since June of 2011. He has more than 20 years of experience focused throughout the Rocky Mountain region, with extensive experience in the Green River Basin in Wyoming. He has served in various positions in petroleum engineering and operations with Western Gas Resources, Inc., Petropro Engineering, Inc., Tesco Underbalanced Drilling Services, Chevron USA, Inc., and Snyder Oil Corporation. He was most recently the Drilling Engineering Manager at Anadarko, where he was responsible for managing all drilling engineering operations ongoing in the Rocky Mountain Region. Dr. Branting earned his Ph. D. in Petroleum Engineering from the University of Wyoming in 1993. Dr. Branting's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202.

        Russ D. Cunningham previously served as the Company's Northern Rockies Exploration Manager from September of 2004 to December of 2007, Exploration Manager from December of 2007 to May of 2009, and Vice-President of Exploration from May of 2009 to June of 2011. Mr. Cunningham currently serves as Executive Vice-President of Exploration and has served in that capacity since June of 2011. He has over 30 years experience in oil and gas exploration, primarily in the Rocky Mountain Region and the Mid-Continent Region, as well as international experience in Colombia, South America and Russia. Mr. Cunningham was most recently with Cabot Oil and Gas Corporation exploring in Wyoming's Wind River Basin, the Paradox Basin of Colorado and Utah, and the Williston Basin of Montana and North Dakota. Prior to Cabot, Mr. Cunningham served as Vice-President Exploration for GHK Colombia Company, a subsidiary of Seven Seas Exploration. Mr. Cunningham has a Masters Degree in Geology from the University of Tulsa, Tulsa, Oklahoma and is a member of the American Association of Petroleum Geologists, Society of Economic Paleontologists and Mineralogists and the Geologic Society of America. Mr. Cunningham's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202.

        Rodney D. Knutson has served as a director of the Company since March 2001. Currently, he is a self-employed attorney in Aspen, Colorado. Prior to this, he had over thirty years of private law practice in Denver, Colorado working with oil, gas and mining companies. Mr. Knutson has a Bachelor of Electrical Engineering (1965) from the University of Minnesota and a Juris Doctor (1972) from the University of Denver. Mr. Knutson is a former president of the Rocky Mountain Mineral Law Foundation. Mr. Knutson's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202. Mr. Knutson is also currently serves as a director of Midway Gold Corp. The determination was made that Mr. Knutson should serve on our Board of Directors due to his extensive experience working with oil, gas and mining companies.

        Herrick K. Lidstone, Jr. has served as a director of the Company since March 2006. Mr. Lidstone is an attorney at law in Greenwood Village, Colorado, and is currently with Burns, Figa & Will, P.C., where he is managing director and practices in corporate and securities law, dealing frequently with mergers and acquisitions, finance transactions, and private and public securities offerings. Mr. Lidstone served on the Securities Board for the Department of Regulatory Agencies in Colorado from 1999 through 2011. He has been Adjunct Professor of Law at the University of Colorado and the University of Denver and has taught continuing education courses for the National Business Institute, CLE in Colorado, Inc., Denver Association of Oil and Gas Title Lawyers, and other CLE providers. He has numerous legal publications and presentations in the fields of securities law, corporate governance, financial accounting, corporations, limited liability companies, ethics, taxation, and other areas to his credit. Mr. Lidstone received a Bachelor of Arts from Cornell University in 1971 and a Juris Doctor from the University of Colorado School of Law in 1978. Mr. Lidstone's business address is Suite 1000, 6400 South Fiddler's Green Circle, Greenwood Village, Colorado 80111. The determination was made that Mr. Lidstone should serve on our Board of Directors due to his extensive business and securities law experience and his experience in representing companies involved in natural resource exploration, development and production.

        Mr. Krysiak has served as a director of the Company since September 2010. Until April 2014, he served as the CFO of Southwest Generation Operating Company, LLC, an independent power producer. Prior to that position, from September 2007 to July 2009, he was the CFO of Aspect Holdings LLC, a Denver-based energy company. Prior to Aspect, he served in various financial-oriented management and officer positions at Western Gas Resources, Inc. from 1985 to 2006, including Chief Financial Officer. Subsequent to the sale of Western Gas Resources to Anadarko, Mr. Krysiak assisted Anadarko in a transition period from August 2006 through June 2007 as the Director of Financial Projects. He earned his BS in business administration with a major in accounting from Colorado State University in 1982 and is a Certified Public Accountant. Mr. Krysiak's business address is 1625 Broadway, Suite 250, Denver, Colorado 80202. The determination was made that Mr. Krysiak should serve on our Board of Directors due to his substantial financial reporting, compliance, capital markets and oil and gas transactional experience gained by way of his 18 years of experience as a corporate officer responsible for accounting and financial matters and his strong public company experience in the oil and gas industry.

Family and Certain Other Relationships

        There are no family relationships among the members of the Board or the members of senior management of our company. There are no arrangements or understanding with major shareholders, customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected.

Interests of Insiders and Material Transactions

        During the 2013 fiscal year, none of the directors or officers were indebted to the Company or were a party to a material transaction with the Company.

CORPORATE GOVERNANCE

Structure of the Board of Directors

        The Company's current by-laws require the Board to have at least three and no more than ten directors. The current Board is comprised of the following five directors:

  •
  Lynn A. Peterson

  •
  James E. Catlin

  •
  Rodney D. Knutson

  •
  Herrick K. Lidstone, Jr.

  •
  William J. Krysiak

 Meetings of the Board and Board Member Attendance of Annual Meeting

        During the fiscal year ended December 31, 2013, the Board held nine meetings. None of the incumbent directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which he serves.

        Board members are not required to attend the annual general meeting. All of the board members serving as such at the time attended the 2013 Annual Meeting of Shareholders.

Shareholder Communications to the Board

        Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, James P. Henderson, Kodiak Oil & Gas Corp., 1625 Broadway, Suite 250, Denver, Colorado 80202. The Company's Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Board Committees

Audit Committee and Audit Committee Financial Expert

        The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. The members of our Audit Committee are Messrs. Krysiak, Lidstone and Knutson. Mr. Krysiak is chairman of the Audit Committee. All committee members qualify as independent directors under the applicable New York Stock Exchange standards, SEC rules and NI 52-110. The Board has determined that all current members of the Audit Committee are "financially literate" as interpreted by the Board in its business judgment. Mr. Krysiak further qualifies as an audit committee financial expert, as defined in the applicable rules of the SEC. The Audit Committee held five meetings during fiscal year 2013.

        The Audit Committee meets periodically with our independent accountants and management to review the scope and results of the annual audit and to review our financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the committee meets with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

        We have established an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on our Company website at http://www.kodiakog.com. Further information on our Audit Committee and related matters, including the Report of our Board on Audited Financial Statements, is located below under the section "Proposal Three—Ratification of the Appointment of Ernst & Young LLP."

Compensation Committee

        Our Board has established a Compensation Committee, the current members of which are Messrs. Knutson, Lidstone and Krysiak. Mr. Lidstone is chairman of the Compensation Committee. All current committee members qualify as independent directors under the applicable New York Stock Exchange standards, SEC rules and NI 52-110. The Compensation Committee held two meetings during the fiscal year 2013. The Compensation Committee, acting pursuant to its written charter, a copy of which is available on our website at http://www.kodiakog.com, is responsible for setting executive compensation levels and executive and overall compensation policies. It is also responsible for reviewing and approving any executive benefit plans, making awards under the Company's equity plans to executive officers and directors and performing such other duties delegated to it by the Board. The Committee's charter allows delegation of the Committee's responsibilities to a subcommittee comprised of one or more Committee members, but not to any other group. See "Compensation Discussion and Analysis" for additional discussion regarding the process and procedures of the Compensation Committee with respect to compensation.

Nominating and Corporate Governance Committee

        Our Board has established a Nominating and Corporate Governance Committee, the current members of which are Messrs. Knutson, Lidstone and Krysiak. Mr. Knutson is chairman of the Committee. All current committee members qualify as independent directors under the applicable New York Stock Exchange standards, SEC rules and NI 52-110. The Committee held one meeting during the fiscal year 2013. The Committee's Charter is available on our website at http://www.kodiakog.com. The Committee, acting pursuant to its written charter, serves the following purposes: (i) to advise the Board with respect to corporate governance, Board composition, procedures and committees, (ii) to lead the Board in its annual review of the Board's performance, (iii) to identify and recommend to the Board individuals qualified to be nominated for election to the Board and to be members and Chairpersons of the Board committees and (iv) performing such other duties delegated to it by the Board.

        The Committee is responsible for reviewing any shareholder proposals to nominate Board candidates. Shareholders may submit names of persons to be considered for nomination, and the Committee will consider such persons in the same way it evaluates other individuals for nomination as a new director. For the Company's policies regarding shareholder requests for nominations, see the section entitled "Shareholder Proposals" in this Proxy Statement. None of the current nominees were nominated by a shareholder.

        Annually, the Committee follows a process designed to consider the re-election of existing directors and, if applicable, to seek individuals qualified to become new board members for recommendation to the Board to fill any vacancies. In assessing the qualification of a candidate, the Committee generally adheres to the following guidelines:

  •
  the Committee observes any SEC or applicable stock exchange rules on independence;

  •
  no director shall be a director, consultant or employee of or to any competitor of the Company;

  •
  the Committee shall consider the candidates' various other obligations and time commitments and their ability to attend meetings in person; and

  •
  to avoid potential conflicts of interest, interlocking directorships will not be allowed.

        The Committee believes that having directors with relevant experience in business and industry, finance and other areas, and, in particular, experience with regard to exploration and production of natural gas and oil, financial reporting, risk management and business strategy, is beneficial to the Board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces. The Committee monitors the mix of skills and experience of directors and Committee members to assess whether the Board has the appropriate tools to perform its oversight function effectively. With respect to nominating existing directors, the Committee reviews relevant information available to it and assesses their continued ability and willingness to serve as a director. The Committee also assesses each person's contribution in light of the mix of skills and experience the Committee deems appropriate for the Board.

        With respect to considering nominations of new directors, including nominations by shareholders, the Committee conducts a thorough search to identify candidates based upon criteria the Committee deems appropriate and considers the mix of skills and experience necessary to complement existing Board members. The Committee reviews selected candidates and makes a recommendation to the Board. The Committee may also seek input from other Board members or senior management when identifying candidates. The Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines addressing, among other things, director qualifications and responsibilities, board composition, director compensation, board policies and procedures, performance evaluations and management succession. The guidelines are available on our website at http://www.kodiakog.com.

Board Leadership Structure

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. During 2013, the Board decided that it was in the best interests of the Company to allow Lynn Peterson to serve as both the Chief Executive Officer and Chairman of the Board.

        The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Peterson's in-depth knowledge of the Company's business and industry and his ability to formulate and implement strategic initiatives. As Chief Executive Officer, Mr. Peterson is also intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the Board. In addition, having a combined Chairman and Chief Executive Officer enables the Company to speak with a unified voice to shareholders and other constituencies. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes key board oversight responsibilities by directors provides an effective balance for the management of the Company in the best interests of the Company's shareholders.

        The non-management directors meet in executive session at each regularly scheduled quarterly Board meeting to discuss the relevant business of the Company without management participation. Additional executive sessions may be held from time to time as required. Mr. Krysiak, as lead director, presides at executive sessions. Interested parties may communicate directly with the non-management directors by e-mail at leaddirector@kodiakog.com. All correspondence will be anonymous and confidential.

Board's Role in Risk Oversight

        While Company management is charged with the day-to-day management of risks the Company faces, the Audit Committee, pursuant to its charter, is responsible for oversight of risk management. Specifically, the Audit Committee reviews and assesses the adequacy of the Company's risk management policies and procedures with regard to identification of the Company's principal risks, both financial and non-financial, and reviews updates on these risks from the Chief Executive Officer. The Audit Committee also reviews and assesses the adequacy of the implementation of appropriate systems to mitigate and manage the principal risks. In addition, the Audit Committee is charged with the responsibility of evaluating related party transactions and conflicts of interest. The Audit Committee reports to the Board of Directors regarding the foregoing matters, and the Board of Directors ultimately approves any changes in corporate policies, including those pertaining to risk management.

        The Board leadership structure promotes effective oversight of the company's risk management for the same reasons that the structure is most effective for the Company in general, that is, by providing the Chief Executive Officer and other members of senior management with the responsibility to assess and manage the Company's day-to-day risk exposure and providing the Board, and specifically the Audit Committee of the Board, with the responsibility to oversee these efforts of management.

Risk Assessment Regarding Compensation Policies and Practices

        The Compensation Committee has reviewed its compensation programs for executives and for non-executives and believes that compensation is structured in a way that does not create risks that would be reasonably likely to have a material, adverse effect on the Company. The Compensation Committee believes it has designed the overall compensation program in such a way as to deter excessive risk taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of shareholders by:

  •
  encompassing several different financial and operational goals;

  •
  incorporating short-term and long-term performance periods of varying lengths;

  •
  capping short-term bonus incentives;

  •
  scaling compensation to industry; and

  •
  considering internal equity among Company executives.

Compensation Committee Interlocks and Insider Participation

        There were no compensation committee or board interlocks among the members of our Board during 2013.

DIRECTOR COMPENSATION

        Our Compensation Committee charter provides that the Compensation Committee is to recommend to the Board of Directors matters related to director compensation. The 2013 director compensation package for non-employee directors consisted of annual cash compensation and equity-based awards in the form of shares of restricted stock, each under the 2007 Stock Incentive Plan, as amended. The value of the cash awards was based on the closing price of one share of the Company's common stock on the vesting date.

        Directors who also chair a committee receive additional cash compensation for their service as a chairperson. For the 2013 fiscal year, each of Herrick K. Lidstone, Jr., Rodney Knutson and William Krysiak received additional cash compensation for his role as chairperson of the Compensation Committee, chairperson of the Nominating and Corporate Governance Committee and chairperson of the Audit Committee, respectively. No additional compensation was paid to any director for attending meetings. No employee of the Company is entitled to compensation for service as a director.

        The following table provides information related to the compensation of our non-employee directors during fiscal year 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total $
Rodney D. Knutson	70,000	226,530	296,530
William J. Krysiak	75,000	226,530	301,530
Herrick K. Lidstone, Jr.	75,000	226,530	301,530

(1)
Each director received an aggregate of $60,000 in cash compensation, and the chairman of each committee received an additional aggregate amount of $15,000 except Mr. Knutson, the chairman of the Nominating and Corporate Governance Committee, who received $10,000.

(2)
The amounts shown in this column represent shares of restricted stock and cash awards subject to our 2007 Stock Incentive Plan, as amended, and reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 for stock-based compensation. For each director, these awards are comprised of 12,000 shares of restricted stock that were granted on January 1, 2013 (that vest 25% annually beginning January 1, 2014), and 10,500 shares granted on December 3, 2013 (that vest 25% annually beginning January 1, 2015). These amounts do not necessarily correspond to the actual cash value that will be recognized by the directors when received. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2011, 2012 and 2013 are included in footnote 11 to the Company's audited financial statements for the fiscal year ended December 31, 2013, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014.

(3)
As of December 31, 2013, the directors had (i) the following number of stock options outstanding: Mr. Lidstone: 75,000; and Mr. Krysiak: 100,000; and (ii) the following number of shares of restricted stock outstanding: Mr. Knutson: 30,000; Mr. Lidstone 30,000; and Mr. Krysiak: 30,000. The foregoing outstanding restricted stock awards contain a "change of control" provision, which generally provides that, in the event of a qualified "change of control" (as defined in the applicable agreement), any unvested shares will vest irrespective of whether the director's service to the Company continues or is terminated.

OTHER GOVERNANCE MATTERS

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics, applicable to all directors, officers and employees, the full text of which can be found on our website at http://www.kodiakog.com. Any shareholder may request a hard copy, free of charge, of the Company's Code of Business Conduct and Ethics by making such request in writing to the Company.

Legal Proceedings

        During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person.

 Mandate of the Board

        The Board believes that the principal objective of the Company is to generate economic returns with the goal of maximizing shareholder value. This will be accomplished by the effective discharge of the Board's responsibilities concerning strategic planning, appointment and oversight of management, succession planning, risk identification and management, environmental oversight and overseeing financial and corporate issues. The majority of the members of the Board are independent directors, and the primary responsibility for certain matters is delegated to committees composed entirely of independent directors.

        While the Board is responsible for management of the business of the Company by law, this is generally carried out by proxy through the Company's chief executive officer, who is appointed by the Board and charged with the day-to-day leadership and management of the Company. The Board approves the goals of the business, the objectives and policies within which it is managed, and then steps back and evaluates management's performance.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and such 10% shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on a review of the reports received by the SEC, furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2013, the Company's officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that Mr. Cunningham filed one late report on April 15, 2014 relating to a stock option exercise and sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing, approving and overseeing all related party transactions. Our Code of Business Conduct and Ethics sets forth our written policy regarding related party transactions. Specifically, our Code of Business Conduct and Ethics provides that our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. In particular, our Code of Business Conduct states that, without the specific permission of our Board of Directors (including contracts approved by our Board of Directors), no director, officer or employee, or a member of his or her family shall:

  •
  be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

  •
  is in competition with our current or potential business goals and objectives;

  •
  supplies products or services to the Company; or

  •
  has any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

  •
  seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

  •
  be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities to us;

  •
  accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

  •
  conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

        Directors, officers, and employees must immediately notify the Chair of our Audit Committee of the existence of any actual or potential conflict of interest. The circumstances will be reviewed for a decision on whether a conflict of interest is present, and if so, what course of action is to be taken. The Company had no reportable related party transactions during 2013. Further, during 2013, the Company had no transactions where the policies and procedures summarized above did not require review, approval, or ratification, or where such policies and procedures were not followed.

Independence of Directors

        The Board of Directors has determined that the following directors qualify as independent under the applicable standards of the New York Stock Exchange, SEC rules and the NI 52-110: Rodney D. Knutson, Herrick K. Lidstone, Jr. and William J. Krysiak. The other two members of the Board are Lynn A. Peterson and James E. Catlin, who are not independent directors because they are currently serving as officers of the Company. The Board has also determined that Messrs. Knutson, Lidstone and Krysiak, as members of the Audit and Compensation Committees, qualify as independent under the New York Stock Exchange and SEC rules applicable to audit and compensation committee members.

COMPENSATION DISCUSSION AND ANALYSIS

        The following contains a description of our 2013 compensation programs and objectives with respect to our Named Executive Officers identified in the Summary Compensation table (the "NEOs").

Executive Summary

        The year ended December 31, 2013 (referred to herein as "fiscal 2013") was another outstanding year for us, with the Company again achieving record financial results. The table below summarizes the key Company financial and operational results for fiscal 2013 compared to fiscal 2012.

	Fiscal 2013 ($ in thousands)	Fiscal 2012 ($ in thousands)	Percent Increase
Proved Reserves (MMBOE)	167.3	94.8	76.5%
Adjusted EBITDA(1)	$669,372	$317,054	111.1%
Sales Volume (BOE)	10,646,000	5,254,000	102.6%

(1)
"Adjusted EBITDA" is a non-GAAP financial measure. For further information regarding this measure, please see our earnings release furnished on a Form 8-K filed on February 27, 2014.

        Consistent with our executive compensation program's emphasis on pay-for-performance, compensation awarded to the NEOs for fiscal 2013 reflected the Company's record financial and operational results and significant milestones achieved. Taking into account the foregoing factors, including that the Company exceeded all of the pre-established 2013 performance objectives as of September 30, 2013, the following determinations were made with respect to the at-risk portion of the NEOs' 2013 compensation:

  •
  Annual Bonus Incentive Program: The CEO received a payout under our annual bonus incentive program equal to 200% of target, and the other NEOs received a payment equal to 150% of target.

  •
  Equity-Based Awards: Each NEO earned the maximum number of restricted stock units that were subject to the 2013 performance criteria.

        This Compensation Discussion and Analysis includes an analysis of the following:

  •
  2013 NEO Pay Mix

  •
  How Executive Compensation is Determined

  •
  Objectives of our Executive Compensation Program

  •
  Base Pay

  •
  Performance-Based Annual Bonus Incentives

  •
  Performance-Based Long-Term Equity Pay

  •
  Post-2013 Changes in Compensation

2013 NEO Pay Mix and Emphasis on Variable Pay

        The compensation package for our NEOs is composed of the following elements:

Component	Short or Long Term	At Risk or Not	Summary
Base Pay	Short term	Not at risk	Fixed pay that is not subject to financial performance risk.
Annual Bonus Incentive Program	Short term	At risk	Annual award that is based on corporate performance.
Performance Equity-Based Awards	Long term	At risk

For 2013, the NEOs were awarded a grant of restricted stock units ("RSUs"), the vesting of which was tied to corporate performance objectives and subject to additional time-based vesting requirements. For 2014, the NEOs were awarded RSUs, the vesting of which was again tied to corporate performance objectives and subject to additional time-based vesting requirements.

        The Company's executive compensation program is designed to align the interests of the NEOs with shareholders by tying a significant portion of the NEOs' compensation to the Company's performance, as measured by a variety of objective factors during the applicable fiscal year. Under the program, the portion of compensation guaranteed to the NEOs for any fiscal year represents only a fraction of the total potential compensation. For the CEO, 9% of the value of the CEO's aggregate 2013 compensation was in the form of base salary, whereas 91% was contingent on the Company's performance in the form of annual bonus incentives as well as performance equity-based awards. For the other NEOs, on average, 15% of the value of the NEOs' aggregate 2013 compensation was in the form of base salary, whereas 85% was contingent on the Company's performance in the form of annual bonus incentives as well as performance equity-based awards. The following illustrates these pay mixes:

2013 Pay Opportunity

How Executive Compensation is Determined and the Role of the Compensation Committee, Management and Consultants; Benchmarking

        The compensation review process for determining NEO compensation for the 2013 fiscal year occurred during the fourth quarter of 2012 with a presentation by the Chief Executive Officer to the Compensation Committee of the Company's current compensation philosophies and programs. The role of the Chief Executive Officer is to provide the Compensation Committee with perspectives on the business context to assist the Compensation Committee in making its decisions. The Chief Executive Officer also discusses with the Compensation Committee the compensation of the other NEOs. After such discussions, the Chief Executive Officer generally does not participate further in Compensation Committee deliberations or determinations regarding NEO compensation. The Compensation Committee makes all final decisions concerning NEO compensation. As discussed in greater detail below, compensation decisions are generally based upon an analysis of competitive benchmarking data and the performance of the Company overall and, at the sole discretion of the Compensation Committee, may also be based upon other considerations, such as the individual's performance and the individual's influence on the performance of the Company.

        As part of its evaluation of NEO compensation, the Compensation Committee utilizes outside consulting services. For the analysis of fiscal 2013 executive compensation, the Compensation Committee retained Denver Compensation & Benefits, LLC ("Denver CAB"). The Compensation Committee obtained a report prepared by Denver CAB in connection with the Committee's determination of the appropriate salary, and the appropriate potential for bonus incentives and equity awards. The Compensation Committee had instructed Denver CAB to conduct a review utilizing peer group data and to make recommendations with respect to compensation levels as part of Denver CAB's report.

        The peer group utilized by Denver CAB, based on input from the Compensation Committee, consisted of oil and gas exploration and production companies with a total asset size of between approximately $267.8 million and $10.4 billion, revenue between approximately $107.9 million and $3.7 billion, market capitalization between approximately $906.8 million and $5.3 billion, and one year stock appreciation between approximately -74.1% and 438.9%,. The peer group was composed of the following companies:

  Bill Barrett Corporation
  Carrizo Oil & Gas, Inc.
  EXCO Resources, Inc.
  Forest Oil Corporation
  Gulfport Energy Corporation
  Halcon Resources Corp
  Laredo Petroleum Holdings Inc.
  Legacy Reserves LP
  McMoRan Exploration Co.
  Newfield Exploration Co.
  Oasis Petroleum Inc.
  Rosetta Resources Inc.
  SM Energy Co.
  Ultra Petroleum Corp.
  Vanguard Natural Resources, LLC
  Whiting Petroleum
  WPX Energy

        The foregoing peer group was used to set the compensation levels for 2013. At the time of the Denver CAB report, the Company ranked 12th among the 18 peer group companies (including Kodiak) for total assets, 13th among the 18 peer group companies for revenue and ranked 9th among the 18 peer group companies for market capitalization. The Company's success was further evidenced by the fact that the Company ranked 2nd for one year stock price appreciation and 2nd for three year stock appreciation among the 18 peer group companies. Given the Company's significant growth over the last several years, the Company felt it was important to include companies in the peer group that are reflective of the Company's strategic goals and long-term outlook for Company performance.

        During the fourth quarter of 2013, the Compensation Committee evaluated the Company's performance in 2012 for total assets, 2012 revenue, and net income, and compared it to the peer group's corresponding performance and 2012 compensation in order to evaluate the effectiveness of the peer group for setting compensation and the correlation between realized compensation and relative peer group performance.

        The Company's performance relative to and position among the peer group were considered by the Compensation Committee in setting compensation to ensure the NEOs were compensated on a level commensurate with the success of the Company, as discussed in more detail below.

The Application of Internal Equity Considerations

        In addition to benchmarking against an industry peer group, the Compensation Committee believes it is appropriate to consider other principles of compensation, and not accept "benchmarking" data as the sole basis for setting compensation levels. Thus, while the Compensation Committee has considered peer group data as described herein, it has also applied other compensation principles, including internal equity, when determining executive compensation.

        The CEO's 2013 total potential compensation ranged from 2.6 to 4.5 times that of the total potential compensation of the other NEOs. The spread between the CEO's compensation and that of the other NEOs represents the Compensation Committee's conclusion that Mr. Peterson's leadership was a significant contribution to the Company's performance in recent years. In addition, the Compensation Committee determined to treat the CFO, the EVP of Exploration and the EVP of Operations equally with respect to 2013 compensation, due to their relatively equivalent tenure in the oil and gas industry and their relatively equivalent tenures and contribution as executive officers of the Company. The application of internal equity considerations to the various components of compensation is discussed in more detail in the applicable sections below.

Objectives of our Executive Compensation Program

        The compensation package for our NEOs is specifically designed to achieve three compensation objectives:

  •
  Attracting and retaining key talent;

  •
  Aligning the interests of our executive officers with the interests of our shareholders; and

  •
  Providing our executives with reasonable security to motivate them to continue employment with the Company.

        The compensation package achieves the goal of attracting and retaining key talent in a highly competitive oil and gas environment through a total compensation package that pays at or above market levels, as described in more detail below. The compensation package achieves the goal of aligning the interests of management and our shareholders by linking the size of NEO bonus incentive awards and the equity-based long-term incentive awards to the successful performance of the Company, and in turn, to the creation of shareholder value. The compensation package achieves the goal of providing our executives with reasonable security through the provision of moderate termination and change of control benefits, thereby promoting the NEO's focus on enhancing shareholder value without undue concern about job security, while avoiding excessively liberal provisions that might motivate unnecessary risk taking.

2013 Compensation: The Year in Review

        Following is a discussion of the 2013 compensation decisions with respect to Mr. Peterson, our CEO, Mr. Henderson, our CFO, Mr. Catlin, our EVP of Business Development, Dr. Branting, our EVP of Operations, and Mr. Cunningham, our EVP of Exploration.

Base Salary

        The Compensation Committee believes that Kodiak's 2012 success could not have been achieved without the significant contributions and effort put forth by the executive team, and in particular, by the CEO. Further, despite the Company's relatively low rank among its peers with regard to total assets, revenue, and net income as measured at the time of the establishment of the peer group, the Company ultimately ranked in the top quartile for performance for the 2013 performance period, based on revenue growth and shareholder return, indicating that the Company significantly outperformed the peer companies. Based on the foregoing factors, the Compensation Committee set the annual base salary for Mr. Peterson slightly above the median of the peer group, with a salary increase of approximately 23% (from $437,500 in 2012 to $540,000 for 2013, effective January 1, 2013). In addition, the Compensation Committee believes that Kodiak's 2012 success could not have been achieved without the significant contributions and effort put forth by the other members of executive team. Therefore, the annual base salaries for Messrs. Henderson, Branting and Cunningham were increased by 20%, from $275,000 in 2012 to $330,000 for 2013, effective January 1, 2013. This increase places each of these NEOs base salary at approximately the peer group median for base salary, based on the compensation data from 2011 and 2012. The Compensation Committee believed this to be appropriate due to the extensive experience of the NEOs in the oil and gas industry and their significant and substantially equal contribution to the success of the Company. In prior years, Mr. Catlin stated his desire to somewhat reduce the amount of his time devoted to the Company. Accordingly, in recent years, the Compensation Committee had reduced the base salary for Mr. Catlin to accommodate his reduced hours. For 2013, Mr. Catlin did not intend to further reduce his hours, and as such, no further reduction in base salary was deemed to be warranted. Ultimately, the Compensation Committee determined to increase Mr. Catlin's base salary in order to reflect the superior performance of the Company and Mr. Catlin's role in fostering such success, although the amount of the increase was lower than that of the other NEOs due to Mr. Catlin's reduced role with Company. Accordingly, Mr. Catlin's annual base salary was only increased by 15%, from $200,000 for 2012 to $230,000 for 2013, effective January 1, 2013.

Annual Incentive Bonuses

        The target bonus potential for 2013 remained at 100% of base salary; however, the maximum bonus potential for the CEO was set at 200% of base pay, and the maximum bonus potential for the other NEOs was reduced from the 200% of base pay that was used in 2012 to 150% of base pay for 2013, in order to better align the incentive potential with market compensation levels. Differentiating maximum award levels between the CEO and the other NEOs was common among the Company's peer group and generally in-line with industry best practices. Of the peer group companies that set short-term incentive award levels as a percentage of base salary (11 of the 17 selected peer companies), all 11 differentiated award levels between the CEO and other NEOs. The differentiation between maximum awards is intended to reflect the increased responsibility of the CEO in impacting the success of the Company compared to the other NEOs. The objective is to correlate the potential bonus amounts to peer performance, with a 100% bonus payout approximately equivalent with the peer group median, and a 150%/200% bonus payout equaling an amount significantly above the median to correlate with superior performance. Additionally, for all NEOs, performance at the threshold level will result in an incentive payout equal to approximately 50% of base salary.

        The 2013 NEO bonuses were subject to the attainment of corporate performance goals, which are described below. The Compensation Committee believes that pre-established goals serve to (1) provide visibility and clarity with respect to the compensation system, including to both the NEOs and shareholders, (2) incentivize the executives throughout the year and (3) focus the NEOs' attention on the objectives that are critical to the success of the Company and the growth of shareholder value. The Compensation Committee further believes that the objective metrics used to determine the bonus payouts are designed to correlate superior performance with increased shareholder value. If superior performance is achieved, the Compensation Committee is of the view that bonus payments above the peer group median are warranted. Performance levels achieved between the threshold, target and maximum levels result in proportional bonus payouts. A discussion of the specific objectives to which the 2013 bonus payout was subject is set forth below under the heading "2013 Corporate Objectives".

2013 Long-Term Equity-Based Incentive Awards

        In prior years, the Company had used stock options as its primary long-term incentive compensation vehicle for NEOs. In 2011, the Company began awarding full-value equity awards rather than appreciation awards (e.g., stock options). The Compensation Committee believes that the value of RSUs to executives is more direct and visible than that of stock options, and that RSUs generally require fewer shares than stock options to deliver comparable value to executives. RSUs are also considered more effective as a retention tool given that they have a more identifiable value. With RSUs, if the performance goals are met, then the executive is assured of receiving some economic value even if the stock price declines or stays constant (as value is realized upon vesting). This is important where the stock price can be impacted by factors beyond the executives' control or influence, such as declining market conditions or the cyclical nature of commodity prices.

        For the 2013 compensation period, the Compensation Committee granted RSUs as the form of annual equity-based incentive awards granted to NEOs. The vesting schedule established in 2011 was continued with respect to the equity-based awards granted for 2013, in that the vesting of the equity-based awards is not solely tied to performance-based conditions. Rather, to the extent that the 2013 corporate objectives are satisfied, only a portion will vest upon the completion of that performance period and the remainder will vest ratably over the following three year period, provided the NEO continues to provide the requisite services to the Company on the scheduled vesting dates.

        The Compensation Committee made the following determinations with regard to the value of the 2013 RSUs to be awarded to each NEO:

  •
  The target award for the CEO would approximate the peer group median.

  •
  With respect to the EVP of Business Development, a downward adjustment to the median was made due to his reduced time commitment to the Company.

  •
  With respect to the CFO, the Compensation Committee determined to target his 2013 RSUs at approximately the median for CFOs in the peer group.

  •
  As the EVP of Operations and EVP of Exploration had substantial longevity with the Company, the Compensation Committee determined that such NEOs should receive awards slightly above the median for their respective positions.

  •
  Ultimately, the Compensation Committee determined to treat the CFO, EVP of Operations and EVP of Exploration equally for purposes of the 2013 restricted share grant.

        The Compensation Committee set the target long-term incentive ("LTI") award levels as a dollar value based on market levels of LTI compensation. For each NEO, the Compensation Committee set the threshold levels as 50% of the NEO's target award, and the maximum level as 150% of the NEO's target award. The maximum level was reduced to 150% of the NEO's target award (from 200% in 2012) in order to align the maximum potential award with the peer group 75th percentile for LTI compensation. The actual number of RSUs underlying the 2013 LTI award earned by each NEO will be determined by dividing the dollar amount earned by each NEO by the five trading day average closing price of one share of the Company's common stock, as reported by the NYSE, for the period ending December 14, 2012 ($8.98). Consistent with the foregoing considerations, the Compensation Committee determined that the following number of RSUs will be earned in the event actual performance achieves the maximum, target or threshold performance levels, respectively:

Name	Number of RSUs to be Earned at Threshold Performance	Number of RSUs to be Earned at Target Performance	Number of RSUs to be Earned at Maximum Performance
Lynn A. Peterson	164,327	328,654	492,981
James P. Henderson	55,704	111,408	167,112
James E. Catlin	27,852	55,704	83,556
Russell A. Branting	55,704	111,408	167,112
Russ D. Cunningham	55,704	111,408	167,112

        Performance levels achieved in between the threshold, target and maximum levels will result in a proportionate number of RSUs being earned.

        To the extent the RSUs are earned based upon the Company's actual performance, the resulting RSUs will then vest in accordance with the following time-based vesting schedule, provided the NEO continues to provide the requisite services to the Company on the scheduled vesting dates:

  •
  25% of the earned RSUs will vest on the date that the Compensation Committee determines the amount of earned RSUs (and in no event later than December 31, 2013); and

  •
  an additional 25% of the earned RSUs will vest thereafter on each of November 1, 2014, November 1, 2015 and November 1, 2016.

        As discussed under the next heading, due to the Company's attainment of all of the pre-established 2013 corporate objectives, as well as the overall outstanding 2013 performance of the Company, 150% of the 2013 target awards were determined earned, with only 25% vested at the time of such determination and the remaining 75% subject to ratable vesting over a three year period. Effectively, therefore, the one year performance period plus the following three year time-based vesting period results in a four year vesting cycle. The Compensation Committee believes that a four year vesting schedule is appropriate to secure a long-term commitment from each NEO.

2013 Corporate Objectives

        As discussed above, the 2013 NEO bonuses and RSU awards were subject to the satisfaction of predetermined corporate objectives. Consistent with prior practice, the Compensation Committee determined to set the performance period as the twelve month period ending September 30 (as opposed to December 31) for the 2013 compensation period. This is done so that the Compensation Committee can make timely decisions on annual NEO compensation prior to the end of the fiscal year, while retaining the benefit of having a full twelve month performance period to review.

        Beginning with the 2012 compensation period, the Compensation Committee reduced the number of objective performance metrics used to determine the payout of the at-risk compensation (i.e., annual incentive bonus and performance equity-based awards) from five to three. The three performance categories for 2013 were Adjusted EBITDA, Oil & Gas Sales Volumes and Proved Reserves. For the 2013 compensation period, the Compensation Committee continued to use the same three objective performance metrics to determine the payout of the at-risk compensation.

        As part of the compensation benchmarking findings, Denver CAB recommended, and the Compensation Committee agreed, that threshold, target and maximum payouts should be established for the bonuses and equity-based awards relative to the market, with the expectation that target awards will be consistent with market performance. The Compensation Committee further believes that the objective metrics used to determine the bonus payouts are designed to correlate superior performance with increased shareholder value, and therefore if superior performance is achieved, bonus payments above the peer group median are warranted. Performance levels achieved between the threshold, target and maximum levels will result in proportional payouts.

        The 2013 corporate objectives to which the payout of the NEO bonuses and RSU awards were subject, as well as the actual results of corporate performance with respect to such objectives are as follows:

Performance Category For the 12 Months Ended September 30, 2013	Threshold	Target	Maximum	Actual
Adjusted EBITDA(1)(4)	$245,483,339	$294,580,007	$331,402,508	$576,182,564
Oil & Gas Sales Volume (BOE)(2)	4,238,552	5,086,262	5,722,045	8,999,732
Proved Reserves (BOE)(3)	76,843,526	92,212,231	103,738,760	154,371,647

(1)
Adjusted EBITDA will have a relative weighting of 25% of the total.

(2)
Oil and Gas Sales Volume will have a relative weighting of 37.5% of the total.

(3)
Proved Reserves will have a relative weighting of 37.5% of the total.

(4)
"Adjusted EBITDA" is a non-GAAP financial measure. For further information regarding this measure, please see our earnings release furnished on a Form 8-K filed on February 27, 2014.

        The Compensation Committee selected the foregoing particular measures because they are key indicators of Company performance, are easy to track and are communicated to shareholders on a quarterly basis through the Company's earnings press release and conference call.

Post-2013 Changes in Compensation

Compensation Consultant

        As part of its evaluation of fiscal 2014 NEO compensation, the Compensation Committee retained Denver CAB in the fourth quarter of 2013. The Compensation Committee obtained a report prepared by Denver CAB to evaluate the NEOs' base salaries, bonus and equity award potential (including the performance criteria to which they are subject).. The Compensation Committee had instructed Denver CAB to conduct a review utilizing peer group data and to make recommendations with respect to compensation levels. The peer group utilized by Denver CAB, based on input from the Compensation Committee, consisted of oil and gas exploration and production companies with a total asset size of between $119.8 million and $11.4 billion, revenue between approximately $129.88 million and $2.95 billion, market capitalization between approximately $886 million and $15.27 billion, and one year stock appreciation between approximately -39.52% and 186.5%, and was composed of the following companies:

  Approach Resources Inc.
  Bonanza Creek Energy
  Cabot Oil & Gas, Corp
  Carrizo Oil & Gas, Inc.
  Cimarex Energy Co.
  Concho Resources, Inc.
  Energen Corporation
  EQT Corp.
  Gulfport Energy Corporation
  Halcon Resources Corp
  Laredo Petroleum Holdings Inc.
  Linn Energy
  Newfield Exploration Co.
  Oasis Petroleum Inc.
  PDC Energy Inc.
  Range Resources Corporation
  Rosetta Resources Inc.
  SM Energy Co.
  Triangle Petroleum Corp.
  Ultra Petroleum Corp.
  Unit Corp
  Whiting Petroleum
  WPX Energy

        The Company ranked 14th out of the 24 peer group companies (including Kodiak) for total assets and 13th out of the 24 peer group companies for revenue. In addition, the Company ranked 16th for market capitalization, 15th for one year stock price appreciation, and 4th for three year stock appreciation out of the 24 peer group companies. Given the Company's significant growth over the last several years, the Company felt it was important to include companies in the peer group that are reflective of the Company's strategic goals and long-term outlook for Company performance.

Changes to Base Salary

        The Compensation Committee believes that the Company would not have achieved the growth and success that it has to date had it not been for the performance and contributions of the CEO. Given the Company's extraordinary performance and growth over the last few years, the appropriate peer group grew significantly as well, which has resulted in increases to the corresponding levels of market compensation. Further, while compensation increases to account for the growth of the Company's peer group are responsible for a portion of the base salary increases, the Compensation Committee believes the Company's continued growth and expected performance at the top levels of the peer group warrant total compensation that is in line with the top quartile of the Peer Group. As such, in order to align total direct compensation with the market (as STI and LTI awards are linked to base salary), the Compensation Committee set the annual base salary for Mr. Peterson at approximately the 75th percentile of the peer group, with a salary increase of approximately 46% (from $540,000 in 2013 to $790,000 for 2014, effective January 1, 2014). In addition, the Compensation Committee believes that Kodiak's 2013 success could not have been achieved without the significant contributions and effort put forth by the other members of executive team. Therefore, the annual base salaries for Messrs. Henderson, Branting and Cunningham were increased by approximately 27%, from $330,000 in 2013 to $420,000 for 2014, effective January 1, 2014. This increase places each of these NEOs base salary at approximately the peer group 75th percentile for base salary, based on the compensation data from 2012 and 2013. The Compensation Committee believed this to be appropriate due to the extensive experience of the NEOs in the oil and gas industry and their significant and substantially equal contribution to the success of the Company. In prior years Mr. Catlin stated his desire to somewhat reduce the amount of his time devoted to the Company. Accordingly, in recent years, the Compensation Committee had reduced the base salary for Mr. Catlin to accommodate his reduced hours. For 2014, Mr. Catlin did not intend to further reduce his hours, and as such, no further reduction in base salary was warranted. Ultimately, the Compensation Committee determined to increase Mr. Catlin's base salary in order to reflect the superior performance of the Company and Mr. Catlin's role in fostering such success, although the amount of the increase was lower than that of the other NEOs due to Mr. Catlin's reduced role with Company. Accordingly, Mr. Catlin's annual base salary for was only increased by approximately 8.7%, from $230,000 for 2013 to $250,000 for 2014, effective January 1, 2014.

2014 Corporate Objectives

        For the 2014 compensation period, the Compensation Committee continued to use three objective performance metrics to determine the payout of the annual bonus portion of at-risk compensation and two objective performance metrics to determine the payout of the equity award portion of at-risk compensation, with the specific objectives set forth in the table below. For determining the amount of the annual bonus earned, all three metrics will be used, with relative weighting discussed below. Upon review of the prevalent industry metrics, as well as general trends for equity award metrics, Denver CAB recommended, and the Compensation Committee agreed, that EBITDA should not be used for determining the annual equity awards, and as such Oil & Gas Sales Volume and Proved Reserves will be the two metrics used to determine the annual equity awards earned (with each having an equal weighting, as discussed below).

        As part of the compensation benchmarking findings, Denver CAB recommended, and the Compensation Committee agreed, that threshold, target and maximum payouts should be established for the bonuses and equity-based awards relative to the market, with the expectation that target awards will be consistent with market performance. The Compensation Committee further believes that the objective metrics used to determine the bonus payouts are designed to correlate superior performance with increased shareholder value, and therefore if superior performance is achieved, bonus payments above the peer group median are warranted. Performance levels achieved between the threshold, target and maximum levels will result in proportional payouts.

        The 2014 corporate objectives to which the payout of the NEO bonuses are subject, and to which the size of the restricted stock units are tied, are as follows:

Performance Category For the 12 Months Ended September 30, 2014	Threshold	Target	Maximum
Adjusted EBITDA(1)(4)	$576,182,564	$691,419,077	$777,846,461
Oil & Gas Sales Volume (BOE)(2)	8,999,732	10,799,678	12,149,638
Proved Reserves (BOE)(3)	154,371,647	185,245,976	208,401,723

(1)
Adjusted EBITDA will have a relative weighting of 25% of the total STI award, but will not be used to determine the 2014 LTI award

(2)
Oil and Gas Sales Volume will have a relative weighting of 37.5% of the total STI award and 50% of the total LTI award.

(3)
Proved Reserves will have a relative weighting of 37.5% of the total STI award and 50% of the total LTI award.

(4)
"Adjusted EBITDA" is a non-GAAP financial measure. For further information regarding this measure, please see our earnings release furnished on a Form 8-K filed on February 27, 2014.

        The Compensation Committee selected the foregoing particular measures because they are key indicators of Company performance, are easy to track and are communicated to shareholders on a quarterly basis through the Company's earnings press release and conference call.

Annual Incentive Bonuses

        The target bonus potential for 2014 remained at 100% of base salary. Additionally, the maximum bonus potential for the CEO continues to be set at 200% of base pay, and the maximum bonus potential for the other NEOs remains at 150% of base pay for 2014. Differentiating maximum award levels between the CEO and the other NEOs is common among the Company's peer group and generally in-line with industry best practices. Of the peer group companies that set short-term incentive award levels as a percentage of base salary (18 of the 23 selected peer companies), 17 of the 18 companies differentiated award levels between the CEO and other NEOs. The differentiation between maximum awards is intended to reflect the increased responsibility of the CEO in impacting the success of Company compared to the other NEOs. The objective is to correlate the potential bonus amounts to peer performance, with a 100% bonus payout approximately equivalent with the peer group median, and a 150%/200% bonus payout equaling an amount significantly above the median to correlate with superior performance. Additionally, for all NEOs, performance at the threshold level will result in an incentive payout equal to approximately 50% of base salary. Performance levels achieved between the threshold, target and maximum levels will result in proportional bonus payouts. A discussion of the specific objectives to which the 2014 bonus payout is subject is set forth above under the heading "2014 Corporate Objectives".

Structure of Long-Term Equity-Based Incentive Awards

        For the 2014 compensation period, the Compensation Committee granted RSUs as the form of annual equity-based incentive awards granted to NEOs. The vesting schedule established in 2011 was continued with respect to the equity-based awards granted for 2014, in that the vesting of the equity-based awards is not solely tied to performance-based conditions. Rather, to the extent that the 2014 corporate objectives are satisfied, only a portion will vest upon the completion of that performance period and the remainder will vest ratably over the following three year period, provided the NEO continues to provide the requisite services to the Company on the scheduled vesting dates.

        The Compensation Committee made the following determinations with regard to the value of the 2014 RSUs to be awarded to each NEO:

  •
  The target award for the CEO would approximate the peer group median.

  •
  With respect to the EVP of Business Development, an upward adjustment to the median was made in order to account for a below median base salary (and corresponding below market annual bonus) in order to provide maximum potential compensation that is consistent with the market median.

  •
  With respect to the CFO, the Compensation Committee determined to target his 2014 RSUs in between the median and 75th percentile for CFOs in the peer group.

  •
  As the EVP of Operations and EVP of Exploration had substantial longevity with the Company, the Compensation Committee determined that such NEOs should receive awards in between the median and 75th percentile for their respective positions.

  •
  Ultimately, the Compensation Committee determined to treat the CFO, EVP of Operations and EVP of Exploration equally for purposes of the 2014 RSUs.

        The Compensation Committee set the target LTI award levels as a dollar value based on market levels of LTI compensation. For each NEO, the Compensation Committee set the threshold levels as 50% of the NEO's target award, and the maximum level as 150% of the NEO's target award (200% for the CEO). The actual number of RSUs underlying the 2014 LTI awards earned by each NEO will be determined by dividing the dollar amount earned by each NEO by the five trading day average closing price of one share of the Company's common stock, as reported by the NYSE, for the period ending December 3, 2013 ($11.416). Consistent with the foregoing considerations, the Compensation Committee determined that the following number of RSUs will be earned in the event actual performance achieves the maximum, target or threshold performance levels, respectively:

Name	Number of RSUs to be Earned at Threshold Performance	Number of RSUs to be Earned at Target Performance	Number of RSUs to be Earned at Maximum Performance
Lynn A. Peterson	131,394	262,789	525,578
James P. Henderson	65,697	131,394	197,091
James E. Catlin	35,038	70,077	105,115
Russell A. Branting	65,697	131,394	197,091
Russ D. Cunningham	65,697	131,394	197,091

        Performance levels achieved in between the threshold, target and maximum levels will result in a proportionate number of RSUs being earned.

        To the extent the RSUs are earned based upon the Company's actual performance, the resulting RSUs will then vest in accordance with the following time-based vesting schedule, provided the NEO continues to provide the requisite services to the Company on the scheduled vesting dates:

  •
  25% of the earned RSUs will vest on the date that the Compensation Committee determines the amount of earned RSUs (and in no event later than December 31, 2014); and

  •
  an additional 25% of the earned RSUs will vest thereafter on each of November 1, 2015, November 1, 2016 and November 1, 2017.

Termination/Change of Control Benefits under Amended Employment Agreements

        The Company has entered into employment agreements with each of the NEOs. We provide severance arrangements to the NEOs primarily to motivate the NEO to operate in the best interest of the Company, rather than in a manner potentially self-serving to secure employment. The Company has entered into change-in-control agreements with the NEOs because it believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty and disruption during a critical time for the Company.

        In setting the benefits payable under the amended employment agreements in connection with a change of control or in the event an NEO were to be terminated without cause or resigned for good reason, the Compensation Committee noted that the peer group companies varied widely on these benefits, ranging from 1 times base salary to 3 times the sum of base salary plus bonus. Based on the review of the pay practices of peer companies, the views informally expressed to the Company by institutional advisory firms, and the general desire to avoid a windfall to executives in these events, the Compensation Committee determined that it was reasonable and appropriate to set the termination benefits for the CEO and EVP of Business Development at the levels set forth under the heading "Potential Payments Upon Termination/Change of Control". With respect to Messrs. Henderson, Branting, and Cunningham, the Compensation Committee determined to establish their respective termination/change of control values at lower levels than that of the other two NEOs, due to the fact that Messrs. Henderson, Branting, and Cunningham have a shorter tenure with the Company than do Mr. Peterson and Mr. Catlin.

Consideration of Say-on-Pay Advisory Vote

        At the June 2013 Annual Meeting, approximately 97.7% of votes cast indicated approval of the advisory Say-on-Pay proposal in connection with 2012 NEO compensation. The Compensation Committee believes that the vote outcome is an indication that shareholders generally approve of the structure of executive compensation at the Company and, therefore, the Compensation Committee structured executive compensation for 2013 in a way that is generally consistent with 2012. Unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, shareholders will have an opportunity annually to cast an advisory vote in connection with executive compensation.

Perquisites and Other Personal Benefits

        The Company provides retirement benefits to all employees, including the NEOs, under the terms of a qualified defined-contribution 401(k) retirement plan. Eligible employees may make voluntary contributions not exceeding statutory limitations to the plan. The Company matches 100% of employee contributions up to 3% of the employee's salary and 50% of an additional 2% of employee contributions. Employees are vested 100% for all contributions upon participation. Potential retirement benefits do not factor into the Compensation Committee's annual compensation decision process with respect to the NEOs.

Hedging Prohibitions, Claw-Back Provisions and Stock Ownership Requirements

        The Company's current policy regarding hedging and monetization transactions is embodied in the Company's insider trading policy, which provides that the Company strongly discourages insiders from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Any insider wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Company's compliance officer under its insider trading policy. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the compliance officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction

        Each of the NEO's employment agreements provide that, if the Company is required to prepare an accounting restatement due to noncompliance with any financial reporting requirement under United States securities laws, then the Company will have the right to require the NEO to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by the NEO from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial documents embodying such financial reporting requirement, (b) any profits realized from the sale of securities of the Company during such 12-month period and (c) such other incentive-based compensation as may be specified by applicable law, regulation or listing standard.

        The Company does not currently have a stock ownership requirement with respect to its directors and officers or any other service providers.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company's 2014 Proxy Statement.

        Submitted by the following members of the Compensation Committee of the Board of Directors:

Herrick K. Lidstone, Jr., Chairman Rodney Knutson William Krysiak

Summary Compensation Table

        A summary of the compensation paid to our NEOs for each of the 2011, 2012 and 2013 fiscal years is set forth below. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in the Compensation Discussion and Analysis.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(3)	Total $
Lynn A. Peterson(4)	2013	540,000	—		4,515,706	—	1,080,000		10,200	6,145,906
President & CEO	2012	437,500	—		2,401,440	—	875,000		10,000	3,723,940
	2011	350,000	105,000	(5)	742,500	—	245,000		9,800	1,452,300
James P. Henderson(6)	2013	330,000	—		1,530,746		495,000		10,200	2,365,946
Chief Financial Officer	2012	275,000	—		1,047,745	—	550,000		10,000	1,882,745
	2011	250,000	75,000	(5)(7)	495,000	—	175,000	(7)	7,313	1,002,313
James E. Catlin(4)	2013	230,000	—		765,373		345,000		8,450	1,348,823
Executive Vice President—Business	2012	200,000	—		1,466,848	—	400,000		8,000	2,074,848
Development	2011	250,000	75,000	(5)	495,000	—	175,000		9,800	1,004,800
Russ A. Branting(8)	2013	330,000	—		1,530,746		495,000		10,200	2,365,946
Executive Vice President of	2012	275,000	—		1,047,745	—	550,000		10,000	1,882,745
Operations	2011	250,000	75,000	(5)(7)	336,525	—	175,000	(7)	9,800	846,325
Russ D. Cunningham(8)	2013	330,000	—		1,530,746	—	495,000		10,200	2,365,946
Executive Vice President of	2012	275,000	—		1,047,745	—	550,000		10,000	1,882,745
Exploration	2011	250,000	75,000	(5)	336,525	—	175,000		9,795	846,320

(1)
See "Potential Payments Upon Termination/Change of Control" for a discussion of the material terms of the NEO's employment agreement.

(2)
These amounts represent the aggregate grant date fair value for stock awards (i.e., RSUs) and option awards under our 2007 Stock Incentive Plan, as amended, calculated according to ASC 718 based on the closing price of our common stock on the NYSE on the grant date. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes for the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the NEOs. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2011, 2012 and 2013 are included in footnote 11 to the Company's audited financial statements for the fiscal year ended December 31, 2013, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2014. See "Compensation Discussion and Analysis" for additional information regarding these awards.

(3)
The amounts shown in this column represent the 401(k) matching contributions made by the Company to the NEOs.

(4)
All compensation reflected in this table for Lynn Peterson and James Catlin was paid in connection with their respective services as officers and not in connection with their services as directors of the Company. The Company does not pay director compensation to directors who are also employees of the Company.

(5)
These amounts represent the portion of the 2011 cash incentive award (i.e., 30% of such award) that was subject to the discretion of the Compensation Committee.

(6)
Mr. Henderson re-joined the Company as its Chief Financial Officer on April 1, 2010, after having served previously in such role from May 2007 and until May 2008.

(7)
Upon the determination of the Compensation Committee of the amount of the cash bonus awards earned by the NEOs, the each of Messrs. Henderson and Branting elected to receive 50% of his respective 2011 award in the form of shares of the Company common stock. Accordingly, Messrs. Henderson and Branting each received 14,487 shares of common stock in settlement of 50% of their cash incentive award.

(8)
On June 15, 2011, Messrs. Branting and Cunningham were promoted to officer level positions in the Company.

2013 Grants of Plan-Based Awards

        The following table provides information related to grants of plan-based awards to our NEOs during the 2013 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)
						Grant Date Fair Value of Stock Award and Option Awards(5) ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Lynn A. Peterson	12/3/2013	540,000	1,080,000	328,654	492,981	4,515,706
James P. Henderson	12/3/2013	330,000	495,000	111,408	167,112	1,530,746
James E. Catlin	12/3/2013	230,000	345,000	55,704	83,556	765,373
Russell A. Branting	12/3/2013	330,000	495,000	111,408	167,112	1,530,746
Russ D. Cunningham	12/3/2013	330,000	495,000	111,408	167,112	1,530,746

(1)
Amounts reflect total 2013 cash incentive award potential that is subject to pre-established performance objectives.

(2)
These awards were subject to the 2013 performance-based measures. In December 2013, the Compensation Committee determined that all of the applicable performance measures were satisfied. Accordingly, 100% of the awards were determined to be earned. For more information concerning the foregoing vesting criteria, as well as a description of the specific performance measures to which the awards are subject, see "Compensation Discussion and Analysis."

(3)
These awards relate to NEO compensation for the 2013 fiscal year, which awards were granted in advance of the fiscal year in December 2012 but earned in 2013.

(4)
This column represents RSUs granted, pursuant to the Company's 2007 Stock Incentive Plan, as amended. These awards were subject to the 2013 performance-based and time-based vesting criteria. In December 2013, the Compensation Committee determined that all of the applicable performance measures were satisfied. Accordingly, 25% of the awards were determined to be vested in December 2013, and the remaining 75% are subject to time-based vesting over the subsequent three year period. For more information concerning the foregoing vesting criteria, as well as a description of the specific performance measures to which the awards are subject, see "Compensation Discussion and Analysis".

(5)
These amounts represent the aggregate grant date fair value for stock awards (i.e., RSUs) granted in respect of the 2013 fiscal year, calculated according to FASB ASC 718 based on the closing price of our common stock on the NYSE on the grant date. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes for the awards, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information related to the outstanding stock option awards and stock awards held by each of our NEOs at December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Lynn A. Peterson					18,750	(2)	210,188
					9,375	(3)	105,094
					132,822	(4)	1,488,935
					369,735	(5)	4,144,729
								262,789	(6)	2,945,865
	497,448	—	1.18	5/10/2014
	197,946	—	3.50	4/1/2015
	251,931	—	3.48	6/3/2015
James P. Henderson					12,500	(2)	140,125
					6,250	(3)	70,063
					57,951	(4)	649,631
					125,334	(5)	1,404,994
								131,394	(6)	1,472,927
James E. Catlin					12,500	(2)	140,125
					6,250	(3)	70,063
					81,130	(4)	909,467
					62,667	(5)	702,497
								70,077	(6)	785,559
Russ A. Branting					8,750	(2)	98,088
					4,375	(3)	49,044
					57,951	(4)	649,631
					125,334	(5)	1,404,994
								131,394	(6)	1,472,927
	100,000	—	0.36	12/29/2018
	125,000	—	2.20	3/13/2018
	60,830	—	2.30	1/4/2020
	80,000	—	6.26	5/24/2017
Russ D. Cunningham					8,750	(2)	98,088
					4,375	(3)	49,044
					57,951	(4)	649,631
					125,334	(5)	1,404,994
								131,394	(6)	1,472,927
	56,000	—	2.30	1/4/2020
	21,000	—	3.04	10/15/2017
	60,000	—	3.16	5/1/2018

(1)
The dollar amounts shown in this column are determined by multiplying the number of RSUs and PAs, as applicable, by $11.21 (the closing price of our common stock on the last trading day of fiscal 2013).

(2)
These awards, consisting of the unvested portion of the 2011 performance-based RSUs, are scheduled to vest pursuant to the 2011 time-based vesting criteria vest on November 15, 2014. See "Compensation Discussion and Analysis" for a further discussion of these awards.

(3)
These awards, consisting of the unvested portion of the 2011 performance-based PAs, are scheduled to vest pursuant to the 2011 time-based vesting criteria, and vest on November 15, 2014. See "Compensation Discussion and Analysis" for a further discussion of these awards.

(4)
These awards, consisting of the unvested portion of the 2012 performance-based restricted stock, are scheduled to vest pursuant to the 2012 time-based vesting criteria, with one-half to vest on each of November 15, 2014 and November 15, 2015. See "Compensation Discussion and Analysis" for a further discussion of these awards.

(5)
These awards, consisting of the unvested portion of the 2013 performance-based restricted stock, are scheduled to vest pursuant to the 2013 time-based vesting criteria, with one-third to vest on each of November 15, 2014, November 15, 2015 and November 15, 2016. See "Compensation Discussion and Analysis" for a further discussion of these awards.

(6)
These awards, consisting of the 2014 RSUs, are subject to the 2014 performance-based and time-based vesting criteria, with up to 25% of the earned RSUs vesting on the date that the Compensation Committee determines the amount of the award that is earned based upon the results of the performance criteria, which shall in no event be later than December 31, 2014, and up to an additional 25% of the earned RSUs to vest thereafter on each of November 1, 2015, November 1, 2016 and November 1, 2017. The amounts assume the target level of performance is achieved. See "Compensation Discussion and Analysis" for a further discussion of these awards, including the specific performance criteria to which they are subject and the possible range of potential awards (including the maximum and threshold levels not reflected in the table).

2013 Option Exercises And Stock Vested

        The following table provides information regarding stock that vested and stock options that were exercised by our NEOs during 2013. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value is calculated by multiplying the number of shares of restricted stock units vested by the market value of the underlying shares on the vesting date.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lynn A. Peterson	—	—	208,408	2,462,205
James P. Henderson	—	—	83,253	989,236
James E. Catlin(2)	269,926	1,390,443	73,955	893,345
Russell A. Branting	—	—	79,503	943,711
Russ D. Cunningham	—	—	79,503	943,711

(1)
The amounts reflected in the table are not the actual amounts received. A portion of the shares acquired on vesting were withheld by the Company to pay for the taxes. Therefore, upon vesting, each recipient actually received the following:

Name	Shares	Value
Lynn A. Peterson	167,293	1,970,494
James P. Henderson	71,342	845,270
James E. Catlin	59,553	726,676
Russell A. Branting	68,577	810,786
Russ D. Cunningham	68,595	810,988
(2)
The amounts reflected in the table are not the actual amounts received by Mr Catlin. A portion of the options were exercised pursuant to a net exercise, by which a portion of those shares acquired on exercise were withheld by the Company to pay for the taxes and exercise price associated with such exercise. Upon exercise, Mr. Catlin received 89,359 shares having a value of $460,306.

 Potential Payments Upon Termination/Change of Control

        Effective January 1, 2012, we entered into new employment agreements with each of our NEOs, and effective January 1, 2013, the Compensation Committee, in connection with its annual review of NEO compensation, approved amendments to the change of control provisions of these agreements, as discussed below. A summary of the termination and change of control benefits under these agreements follows.

A.    Termination for Cause/Good Reason

        In the event of a termination without "cause," or in the event an NEO resigns for "good reason," the Company must pay severance compensation to Messrs. Peterson, Catlin and Henderson in an amount equal to 18 months of his then-current respective base salary, and must pay Messrs. Branting and Cunningham an amount equal to 6 months of his then-current respective base salary. In such event, all unvested incentive compensation previously granted to the NEO will immediately terminate, subject only to the provisions of any applicable award agreement relating to post-termination exercise of stock options.

        "Cause" will be determined in the sole discretion of the Company, or in certain cases, the Compensation Committee, and means that the NEO: (i) has materially failed or refused to satisfactorily perform his assigned duties and job responsibilities, (ii) has willfully engaged in conduct that he knew or should have known would be materially injurious to the Company, (iii) has committed an act of fraud, embezzlement or a willful and material breach of a fiduciary duty to the Company, (iv) has breached certain provisions of his employment agreement, (v) has been convicted of (or pleaded no contest to) any crime that (A) is a felony, (B) involves fraud or dishonesty or (C) impugns the character or reputation of the NEO or the Company, or (vi) has violated or caused the Company to violate any law that is harmful to the business reputation of the Company.

        The following conditions will constitute "good reason": (i) the Company's material breach of the employment agreement or any other material written agreement between the NEO and the Company; (ii) the assignment to the NEO (without the NEO's consent) of any duties that are substantially inconsistent with or materially diminish the NEO's position, (iii) a requirement that the NEO (without the NEO's consent) be based at any office or location more than 50 miles from the NEO's primary work location immediately prior to a "change of control", not including reasonable travel by the NEO consistent with the travel obligations of similar executives holding similar positions with similar responsibilities; or (iv) the NEO's refusal to renew his employment agreement at the time it would otherwise expire, provided that at such time the NEO was willing to renew the employment agreement and was able to continue providing services.

B.    Termination on Account of Death or Disability

        Upon any termination of the NEO's employment on account of death or "disability" (as defined in the employment agreements), the Company must pay Messrs. Peterson, Catlin and Henderson an amount equal to 18 months of his then-current respective base salary, and must pay Messrs. Branting and Cunningham an amount equal to 6 months of his then-current respective base salary. Further, each NEO's outstanding stock options and restricted stock will immediately become fully vested and no longer subject to any restrictions on ownership or exercise. With respect to other forms of incentive compensation, including, but not limited to, restricted stock units and performance awards, the terms of the applicable award agreement will govern vesting. With respect to unvested incentive compensation not granted under an equity-based plan, the Company, or in certain cases, the Compensation Committee, shall, subject to certain limitations, determine whether to vest or provide any payment or compensation on account thereof.

C.    Change of Control Benefits

        The agreements that were effective through December 31, 2012 provided that, if, within 12 months following a "change of control", any of Messrs. Peterson, Catlin or Henderson is terminated or if he resigns for "good reason," the Company would be obligated to pay the respective NEO a lump sum payment equal to his then-current base salary for a period of 24 months plus an amount equal to the greater of his most recent annual cash bonus or the average cash bonus paid to him under his current employment agreement and prior employment agreements. Effective January 1, 2013, Mr. Peterson's and Mr. Catlin's agreements were amended to increase the base salary portion of such payment to an amount equal to his then-current base salary for a period of 30 months.

        With respect to Messrs. Branting and Cunningham, their agreements that were effective through December 31, 2012 provided that, if, within 12 months following a "change of control", either were to be terminated or if he were to resign for "good reason," the Company would be obligated to pay the respective NEO a lump sum payment equal to his then-current base salary for a period of 6 months plus an amount equal to the greater of his most recent annual cash bonus or the average cash bonus paid to him under his current employment agreement and prior employment agreements. Effective January 1, 2013, Mr. Branting's and Mr. Cunningham's agreements were amended to increase the base salary portion of such payment to an amount equal to his then-current base salary for a period of 24 months.

        Immediately upon the occurrence of a "change of control," all of the NEOs' equity-based incentive compensation will immediately vest irrespective of whether his employment continues or is terminated, subject to limitations, if any, arising from Section 409A of the Code.

        In addition, effective January 1, 2013, each NEO's employment agreement was amended to provide limited health insurance benefits in connection with a termination upon a "change of control". Specifically, in the event the NEO elects continuance of applicable group health insurance within the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and state law on a timely basis, and makes the premium payments therefore, the Company (or the applicable successor or surviving entity in the "change of control") must reimburse the NEO for such premiums for the NEO and his immediate family and/or eligible dependents for a period of 24 months after such termination date.

        A "change of control" means any of the following:

            (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 50% of the total voting power represented by Company's then outstanding voting securities;

           (ii)  A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company's assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company; or

          (iii)  The replacement during any 12-month period of a majority of the members of the Board with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election.

        All such termination benefits (except in the case of death of NEO) are subject to the timely execution and delivery of a release agreement in favor of employer, the Company and their respective affiliates. The Compensation Committee evaluated these termination/change of control benefits relative to its 2013 peer group and determined them to be consistent with market practices.

Potential Cost of Termination Payments in the Event of Termination

Name	Termination without cause or by NEO for good reason	Termination for death or disability	No termination after change of control	Termination after change of control
	($)	($)	($)	($)
Lynn Peterson
Salary	810,000	810,000	—	1,350,000
Bonus payout	—	—	—	1,080,000
Medical benefit continuation	—	—	—	14,153
Equity acceleration	—	8,894,810	11,840,675	11,840,675
Life insurance	—	—	—	—
Total	810,000	9,704,810	11,840,675	14,284,827
James Catlin
Salary	345,000	345,000	—	575,000
Bonus payout	—	—	—	345,000
Medical benefit continuation	—	—	—	16,771
Equity acceleration	—	2,411,321	3,000,491	3,000,491
Life insurance	—	—	—	—
Total	345,000	2,756,321	3,000,491	3,937,262
James Henderson
Salary	495,000	495,000	—	660,000
Bonus payout	—	—	—	495,000
Medical benefit continuation	—	—	—	14,153
Equity acceleration	—	3,369,507	4,474,202	4,474,202
Life insurance	—	—	—	—
Total	495,000	3,864,507	4,474,202	5,643,355
Russell Branting
Salary	165,000	165,000	—	660,000
Bonus payout	—	—	—	495,000
Medical benefit continuation	—	—	—	24,347
Equity acceleration	—	3,306,451	4,411,146	4,411,146
Life insurance	—	—	—	—
Total	165,000	3,471,451	4,411,146	5,590,493
Russ Cunningham
Salary	165,000	165,000	—	660,000
Bonus payout	—	—	—	495,000
Medical benefit continuation	—	—	—	23,353
Equity acceleration	—	3,306,451	4,411,146	4,411,146
Life insurance	—	—	—	—
Total	165,000	3,471,451	4,411,146	5,589,499

 Risk Assessment Regarding Compensation Policies and Practices

        The Compensation Committee has reviewed its compensation programs for executives and for non-executives and believes that compensation is structured in a way that does not create risks that would be reasonably likely to have a material, adverse effect on the Company. The Compensation Committee believes it has designed the overall compensation program in such a way as to deter excessive risk taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of shareholders by:

  •
  encompassing several different financial and operational goals;

  •
  incorporating short-term and long-term performance periods of varying lengths;

  •
  capping short-term bonus incentives;

  •
  scaling compensation to industry; and

  •
  considering internal equity among Company executives.

Report On Repricing Of Options

        The Company did not reprice any stock options during the fiscal years ended December 31, 2012 or 2013.

Compensation Committee Interlocks and Insider Participation

        There were no compensation committee or board interlocks among the members of our Board during 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

        The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 22, 2014 by:

  •
  our NEOs;

  •
  our directors and nominees;

  •
  all of our executive officers and directors as a group; and

  •
  each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock.

        Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. Our directors and executive officers do not have different voting rights from other shareholders.

Name	Business Address	Amount And Nature of Beneficial Ownership		Percent of Class(1)
Lynn A. Peterson	1625 Broadway, Suite 250, Denver, Colorado 80202	3,801,235	(2)	1.4%
James E. Catlin	1625 Broadway, Suite 250, Denver, Colorado 80202	1,349,628	(3)	*
James P. Henderson	1625 Broadway, Suite 250, Denver, Colorado 80202	168,995		*
Russell A. Branting	1625 Broadway, Suite 250, Denver, Colorado 80202	553,199	(4)	*
Russ D. Cunningham	1625 Broadway, Suite 250, Denver, Colorado 80202	245,595	(5)	*
Rodney D. Knutson	1625 Broadway, Suite 250, Denver, Colorado 80202	213,280	(6)	*
William J. Krysiak	1625 Broadway, Suite 220, Denver, Colorado 80202	135,000	(7)	*
Herrick K. Lidstone, Jr.	6400 South Fiddler's Green Circle, Suite 1000, Greenwood Village, Colorado 80111	110,000	(8)	*
All directors and executive officers as a group (eight individuals)		6,576,932		2.5%
BlackRock Inc.	40 East 52nd Street New York, New York 10022	17,147,913		6.4%	(9)
The Vanguard Group	100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,873,145		6.0%	(10)
Paulson & Co. Inc.	1251 Avenue of the Americas New York, New York 10020	26,000,001		9.8%	(11)

*
Less than 1%.

(1)
Based on 266,517,464 shares outstanding as of April 22, 2014, plus any shares of common stock deemed to be beneficially owned pursuant to options and warrants that are exercisable within 60 days from the above date.

(2)
Includes 2,453,910 shares held directly by the individual (of which 2,319,733 have been pledged to secure a line of credit), 400,000 shares held by individual's spouse and 947,325 options exercisable within 60 days of April 22, 2014.

(3)
Includes 1,049,628 shares held by the individual and 300,000 shares held by the individual's spouse.

(4)
Includes 365,830 options exercisable within 60 days of April 22, 2014.

(5)
Includes 137,000 options exercisable within 60 days of April 22, 2014.

(6)
Includes 19,500 shares of restricted stock which are not yet fully vested.

(7)
Includes 100,000 options exercisable within 60 days of April 22, 2014 and 19,500 shares of restricted stock which are not yet fully vested.

(8)
Includes 75,000 options exercisable within 60 days of April 22, 2014 and 19,500 shares of restricted stock which are not yet fully vested.

(9)
This information is based solely on a Schedule 13G filed with the SEC on February 3, 2014.

(10)
This information is based solely on a Schedule 13G filed with the SEC on February 11, 2014.

(11)
This information is based solely on a Schedule 13G filed with the SEC on February 14, 2014.

        We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a "Say on Pay" proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the "Compensation Discussion and Analysis" section of this Proxy Statement.

        Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. In order to align executive pay with both the Company's financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company's performance (or "at-risk"). In addition, as an executive officer's responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed "at-risk" increases. Shareholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

        We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement by voting "FOR" the following resolution:

  RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company's 2014 Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

        While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. It is currently expected that shareholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company's annual meeting in 2015.

        The Board recommends a vote FOR the adoption of the above resolution indicating approval of the compensation of the Company's NEOs.

 PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

        The Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2014 fiscal year. We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. To the Company's knowledge, a representative from Ernst & Young LLP will not be present at the Annual Meeting to take questions, although the firm will be permitted to make a statement if it so desires.

Fees Billed by Independent Auditors

        We paid the following fees to Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2013, and 2012. All services and fees, including tax service fees, were pre-approved by the Audit Committee.

Financial Year Ending	Audit Fees $	Audit Related Fees $	Tax Fees $(1)	All Other Fees $	Total $
December 31, 2013	648,000	—	227,907	—	875,907
December 31, 2012	581,983	—	71,013	—	652,996

(1)
The tax fees related to tax advisory services.

Pre-Approval Policies and Procedures

        The Audit Committee Charter provides that the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent public accountants, and pre-approves all audit services and permissible non-audit services to be provided to the Company by the independent public accountants. The Audit Committee may, in its discretion, delegate the authority to pre-approve all audit services and permissible non-audit services to the Chairman of the Audit Committee provided the Chairman reports any delegated pre-approvals to the Audit Committee at the next meeting thereof. The Audit Committee has not, however, adopted any specific policies and procedures for the engagement of non-audit services. For 2012 and 2013, all of the services related to amounts billed by the Company's external accountants were pre-approved by the Audit Committee.

 Report on Audited Financial Statements

        The Audit Committee reviewed and discussed with management and the Company's independent auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm's independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants' independence. Based on the review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee of the Board William J. Krysiak, Chairman Rodney D. Knutson Herrick K. Lidstone, Jr.

        The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

 SHAREHOLDER PROPOSALS

        Proposals of shareholders that are intended for inclusion in our proxy statement relating to the 2015 Annual Meeting must be received by us at our office at 1625 Broadway, Suite 250, Denver, Colorado 80202, no later than January 9, 2015, which corresponds to the date that is 120 calendar days before the anniversary date on which our proxy statement was released to shareholders in connection with this year's Annual Meeting. If the date is changed by more than 30 calendar days from the anniversary date of this year's Annual Meeting, then the deadline to submit a proposal to be considered for inclusion in next year's proxy statement and form of proxy, including a proposal to nominate a person for election to the Board, is a reasonable time before we begin to print and mail proxy materials. Such proposals must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act in order to be included in our proxy statement for that meeting.

        Shareholder proposals that are not intended to be included in our proxy materials for our 2015 Annual Meeting but that are intended to be presented by the shareholder from the floor must be received at our offices at 1625 Broadway, Suite 250, Denver, Colorado 80202 no later than March 25, 2015, which corresponds to the date that is 45 calendar days before the anniversary date on which our proxy statement was released to shareholders in connection with this year's Annual Meeting. If the date of our 2015 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year's Annual Meeting, then the deadline is a reasonable time before we send our proxy materials for that meeting.

        Shareholders must submit written proposals, in accordance with the foregoing procedures, to the following address:

Kodiak Oil & Gas Corp.
1625 Broadway, Suite 250
Denver, Colorado 80202
Attention: James P. Henderson, Secretary

 OTHER MATTERS

        As of the date of this Proxy Statement, management does not know of any other matters that will come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in your proxy card intend to vote the shares represented thereby in accordance with their best judgment.

By Order of the Board of Directors,
/s/ JAMES P. HENDERSON James P. Henderson Secretary

Denver, Colorado
May 9, 2014

        Please promptly vote by internet, telephone or sign and return your proxy card, or, if you are a non-registered/beneficial owner, please follow the instructions on your voting instruction form. If you decide to attend the Annual Meeting, you may, if you wish, revoke the proxy and vote your shares in person.

04AP14052_011Q1A Security Class Holder Account Number 8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com Fold Fold KODIAK OIL & GAS CORP. Form of Proxy - Annual Meeting to be held on June 19, 2014 This Form of Proxy is solicited by and on behalf of Management. . VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! • Go to the following web site: www.investorvote.com To Vote Using the Internet . • Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free To Vote Using the Telephone . If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favor or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 9:00 am, Mountain Time, on June 17, 2014. Notes to proxy

0 4 9 6 6 5 Fold Fold . A R 2 If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. Interim Financial Statements – Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail. Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail. 04AP14052_011Q2C Authorized Signature(s) – This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. DD / MM / YY . Signature(s) Date Appointment of Proxyholder Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein. I/We being holder(s) of Kodiak Oil & Gas Corp hereby appoint(s): Lynn A. Peterson, or failing him/her James P. Henderson. OR as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of Kodiak Oil & Gas Corp to be held at Sheraton Downtown Denver Hotel, Governors Square 17, 1550 Court Place, Denver, CO 80202, on June 19, 2014 at 9:00 am (MDT) and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 2. Ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. Approval of the advisory resolution on executive compensation. 1. Election of Directors 03. Rodney D. Knutson Against Abstain For 02. James E. Catlin 05. William J. Krysiak Against Abstain For 01. Lynn A. Peterson 04. Herrick K. Lidstone, Jr. Against Abstain For Against Abstain For Against Abstain For KOGQ